Exhibit 99.1

Watsco Delivers 17% EPS Growth and

Record Cash Flow in Third Quarter

Growth in International Markets and Improved Operating Efficiency

MIAMI, FLORIDA — (BUSINESS WIRE), October 25, 2012 — Watsco, Inc. (NYSE:WSO) today reported record results for the third quarter and nine months ended September 30, 2012.

Third Quarter Results

Earnings per share increased 17% to a record $1.19 per diluted share on record net income of $41 million, compared to $1.02 per diluted share on net income of $34 million in 2011. Operating income increased 15% to a record $86 million with operating margin expanding 30 basis-points to 8.4%. Same-store operating income increased 3% to $76 million with a 20 basis-point improvement in operating margin to 8.3%.

Revenues increased 12% to a record $1.02 billion, including $103 million of sales added by new locations. Same-store sales increased 1%, reflecting a 1% increase in air conditioning and heating (HVAC) equipment (63% of sales), a 4% decrease in other HVAC products (33% of sales) and a 16% increase in commercial refrigeration products (4% of sales).

Gross profit increased 11% to a record $243 million with gross margin declining 20 basis-points to 23.8%. On a same-store basis, gross profit decreased by 2% with gross profit margin declining 50 basis-points to 23.5%. Selling, general and administrative (SG&A) expenses increased 8% to $157 million and as a percentage of sales improved 50 basis-points to a record low of 15.4%. SG&A excluding new locations decreased 4% for the quarter and as a percentage of sales decreased 70 basis-points to a record low of 15.2%.

Albert Nahmad, Watsco’s Chairman and President, said: “Watsco achieved solid earnings growth in the face of a tough economic environment. Growth in international markets and improved operating efficiency combined to produce higher operating margins. We also added value from our increased ownership of Carrier Enterprise LLC. We generated the highest level of cash flow for any quarter in our history, which is a testimony to our business model and focus on delivering both earnings growth and cash flow. We continue to see progress in our basic strategies of growing share of market, enhancing our customer experience, driving improvements to operations and increasing our product and geographic reach.”

Results include 35 new locations from a joint venture formed in 2012 with Carrier Corporation in Canada. Watsco owns 60% of the joint venture and Carrier owns 40%. Results also reflect a 10% greater ownership interest in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009. On July 2, 2012, the Company exercised an option to purchase the additional ownership interest in Carrier Enterprise for cash consideration of $52 million.

Nine-Month Results

Earnings per share for 2012 increased 12% to $2.61 per diluted share on net income of $89 million, compared to $2.34 per diluted share on net income of $77 million in 2011. Operating income increased 15% to a record $191 million with operating margin expanding 10 basis-points to 7.2%. Same-store operating income increased 4% to $172 million with operating margin of 7.2%.

Revenues increased 14% to a record $2.7 billion, including $283 million of sales from new locations. Same-store sales increased 3%, reflecting a 5% increase in HVAC equipment (63% of sales), a 4% decrease in other HVAC products (33% of sales) and an 18% increase in commercial refrigeration products (4% of sales).

Gross profit increased 11% to a record $632 million and gross profit margin declined 60 basis-points to 23.7%. Same-store gross profit was flat and same-store gross profit margin declined 70 basis-points to 23.6%. SG&A expenses increased 10% to $440 million and as a percentage of sales were a record low of 16.5%. SG&A excluding new locations decreased 3% to $390 million and as a percentage of sales were a record low of 16.4%.

Cash Flow and Dividends

For the quarter, Watsco generated $124 million of operating cash flow, an all-time record for any quarter in our history. For the nine months ended September 30, 2012, Watsco’s operating cash flow was $64 million versus a cash use of $59 million in 2011, a positive swing of $123 million.

At September 30, 2012, cash and cash equivalents were $46 million and long-term debt was $202 million, reflecting $82 million of borrowings used in the formation of the Canadian joint venture and $52 million of borrowings used to fund the purchase of the additional 10% ownership interest in Carrier Enterprise. At September 30, 2012, the Company’s debt-to-total-capitalization was 14%. The Company expects to generate significant cash flow from operations during the fourth quarter of 2012 and meet its annual goal of producing operating cash flow equal to or greater than net income.

Dividends paid during the first nine-months of 2012 increased 14% to $62 million. On October 1, 2012, the Company’s Board of Directors declared a special cash dividend of $5.00 per share, which will be paid on October 31, 2012. The Company anticipates that, subject to its financial position, government tax policy and general economic conditions, it will continue to pay quarterly cash dividends, but on a more moderate basis in 2013.

Mr. Nahmad added: “We believe the special dividend represents a terrific value to our shareholders given the state of the economy and uncertainty surrounding Federal income tax rates on dividends. Our financial position will remain conservative with continued capacity to make investments in our business and build our network.”

The Company estimates the payment of the special dividend will reduce fourth quarter and annual earnings per diluted share by a non-recurring amount of 38 cents and 34 cents per share, respectively, as dividends allocated to non-vested (restricted) common stock are considered in the calculation of EPS.

Outlook for 2012

Watsco’s outlook for 2012 diluted earnings per share is revised to a range of $3.00 to $3.10 per diluted share, excluding the impact of the special dividend cited above, representing growth of 9% to 13% over last year. Diluted EPS on a GAAP basis (including the impact of the special dividend) is estimated to be in the range of $2.66 to $2.76 per diluted share.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on October 25, 2012 to discuss its third quarter earnings results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com (a replay is also available on the Company’s website). For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 575 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, including on Forms 10-K, 10-Q and 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$1,020,859	$914,039	$2,666,172	$2,331,926
Cost of sales	778,354	694,632	2,034,570	1,764,342

Gross profit	242,505	219,407	631,602	567,584
Gross profit margin	23.8%	24.0%	23.7%	24.3%

SG&A expenses	156,808	145,096	440,125	401,034

Operating income	85,697	74,311	191,477	166,550
Operating margin	8.4%	8.1%	7.2%	7.1%

Interest expense, net	1,185	1,352	3,423	3,171
Income before income taxes	84,512	72,959	188,054	163,379
Income taxes	24,981	21,141	54,129	48,167

Net income	59,531	51,818	133,925	115,212
Less: net income attributable to noncontrolling interest	18,526	18,271	45,350	38,142

Net income attributable to Watsco, Inc.	$41,005	$33,547	$88,575	$77,070

Diluted earnings per share:

Net income attributable to Watsco, Inc. shareholders	$41,005	$33,547	$88,575	$77,070

Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	2,820	2,293	6,115	5,101

Earnings allocated to Watsco, Inc. shareholders	$38,185	$31,254	$82,460	$71,969

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,168,166	30,758,532	31,597,538	30,741,295

Diluted earnings per share for Common and Class B common stock	$1.19	$1.02	$2.61	$2.34

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2012	2011

Cash and cash equivalents	$45,961	$15,673
Accounts receivable, net	455,674	327,664
Inventories	618,077	465,349
Other	21,258	19,491

Total current assets	1,140,970	828,177

Property and equipment, net	42,715	39,455
Goodwill, intangibles, net and other	616,132	400,516

Total assets	$1,799,817	$1,268,148

Accounts payable and accrued expenses	$328,197	$203,020
Borrowings under revolving credit agreement	—	20,000
Current portion of long-term obligations	7	19

Total current liabilities	328,204	223,039

Borrowings under revolving credit agreement	202,180	—
Deferred income taxes and other liabilities	48,110	43,399

Total liabilities	578,494	266,438

Watsco’s shareholders’ equity	925,474	802,790
Noncontrolling interest	295,849	198,920

Shareholders’ equity	1,221,323	1,001,710

Total liabilities and shareholders’ equity	$1,799,817	$1,268,148

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